Exhibit 10.1

AMENDMENT No. 2 TO
EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement dated as of April 9, 2019 (this “Amendment”) is entered into by and between Anika Therapeutics, Inc., a Delaware corporation (the “Company”), and Joseph Darling (the “Executive”), and relates to the Employment Agreement effective as of July 27, 2017 and amended as of March 8, 2018 (the “Agreement”), between the Company and the Executive.

The Board of Directors of the Company approved certain changes to the Agreement at a regularly-scheduled meeting on January 29, 2019. The Company and the Executive desire to amend the Agreement as set forth herein regarding such changes to the Executive’s Agreement. Section 17 of the Agreement provides that the Agreement may be modified only by a written instrument duly executed by both parties to the Agreement.

Now, Therefore, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows with respect to the Agreement, all effective as of the date hereof:

1.       Section 3(a) of the Agreement is amended in its entirety as follows:

“(a)    Base Salary. Effective as of January 1, 2019, the Executive’s annual base salary shall be $599,500. The Executive’s base salary shall be redetermined annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in substantially equal bi-weekly installments.”

2.       Section 3(b) of the Agreement is amended in its entirety as follows:

“(b)   Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as approved by the Board or the Compensation Committee from time to time in its sole discretion. Effective as of January 1, 2019, the Executive’s target annual bonus shall be 85% percent of his Base Salary, subject to adjustment in the sole discretion of the Board or its Compensation Committee with respect to any fiscal year after 2019.”

3.       Section 3(d) of the Agreement is amended in its entirety as follows:

“(d)    Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder during the Term, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers. Notwithstanding the foregoing, in connection with expenses associated with performing his responsibilities at, and/or moving his personal residence closer to, the Company’s Bedford, Massachusetts headquarters, the Company:

(i)       has previously provided the Executive with expense reimbursement, in accordance with the Company’s standard expense reimbursement practices, up to an amount of $15,000 for personal expenses and up to $50,000 and, to the extent the payment of such $50,000 results in taxable income to the Executive (without any offsetting deduction), an amount to the Executive equal to an additional amount such that the net after-tax proceeds to the Executive of such $50,000 and such additional amount (at the Executive’s then-current combined state and federal marginal income tax rates, taking into account the deductibility of state and local income taxes for federal income tax purposes) was equal to $50,000;

(ii)       will pay to the Executive for each of the calendar years of 2019 and 2020 an unallocated housing allowance of $100,000 per year, which amount for each year shall be paid in equal monthly installments during the year with payments for the months of January, February and March 2019 to be made within ten (10) days of execution of this Amendment;

(iii)       will reimburse the Executive for documented expenses incurred after January 1, 2019 for realtor fees associated with the sale of his existing residence and for expenses incurred with moving from his current residence to a new residence closer to the Company’s headquarters; and, to the extent the payment of any such reimbursement results in taxable income to the Executive (without any offsetting deduction), an amount to the Executive equal to an additional amount such that the net after-tax proceeds to the Executive of such reimbursement and such additional amount (at the Executive’s then-current combined state and federal marginal income tax rates, taking into account the deductibility of state and local income taxes for federal income tax purposes) is equal to the amount of the expense incurred that is being reimbursed; and

(iv)       shall promptly reimburse the Executive for any cancellation fees, penalties, or similar costs incurred by the Executive associated with a termination of his current apartment lease (including any renewals thereof) related to a Change in Control or a termination of the Executive’s employment under the circumstances set forth in Section 5(b) or 6(a); and, to the extent the payment of any such reimbursement results in taxable income to the Executive (without any offsetting deduction), an amount to the Executive equal to an additional amount such that the net after-tax proceeds to the Executive of such reimbursement and such additional amount (at the Executive’s then-current combined state and federal marginal income tax rates, taking into account the deductibility of state and local income taxes for federal income tax purposes) is equal to the amount of the expense incurred that is being reimbursed.

Further, the Executive shall be entitled to receive prompt reimbursement for up to an amount of $10,000 for reasonable legal fees and expenses incurred by the Executive in connection with the negotiation and review of this Agreement, provided that the Executive shall no longer be entitled to the $10,000 to which the Executive was previously entitled under the Agreement.”

4.       Section 5(b) of the Agreement is amended in its entirety as follows:

“(b)    Termination by the Company Without Cause or by the Executive with Good Reason.  If the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d), or the Executive terminates his employment for Good Reason as provided in Section 4(e), then the Company shall, through the Date of Termination, pay the Executive his Accrued Benefit. If the Executive signs a general release of claims in a form and manner satisfactory to the Company (the ‘Release’) within 45 days of the receipt of the Release (which shall be provided no later than within two business days after the Date of Termination) and does not revoke such Release during the seven-day revocation period,

(i)       the Company shall pay the Executive an amount (the ‘Severance Amount’) equal to 1½ times the sum of (A) the Executive’s current Base Salary plus (B) the Executive’s target annual bonus for the fiscal year in which the Date of Termination occurs. The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months, beginning within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount will commence to be paid in the second calendar year. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the ‘Code’), each installment payment is considered a separate payment. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Section 8 of this Agreement, all payments of the Severance Amount shall immediately cease; and

(ii)       subject to the Executive’s copayment of premium amounts at the active employees’ rate, the Executive may continue to participate in the Company’s group health, dental and vision program for 18 months; provided, however, that the continuation of health benefits under this Section shall reduce and count against the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (‘COBRA’); provided, however, that if the Company determines necessary to avoid any adverse tax or other consequences for the Executive or the Company, the Company may instead pay to the Executive on a monthly basis during the period covered by this Section 5(b)(ii) an amount equal to the difference between the applicable COBRA premium and the applicable active employees’ rate for the coverage (plus, to the extent the payment of any such reimbursement results in taxable income to the Executive (without any offsetting deduction), an amount to the Executive equal to an additional amount such that the net after-tax proceeds to the Executive of such reimbursement and such additional amount (at the Executive’s then-current combined state and federal marginal income tax rates, taking into account the deductibility of state and local income taxes for federal income tax purposes) is equal to the amount of the expense incurred that is being reimbursed); and

(iii)       all unvested stock options or other stock-based awards shall become nonforfeitable and (for stock options) exercisable as of the Date of Termination; provided, however, that (A) for any stock option, the period to exercise after the Date of Termination shall be 18 months following the Date of Termination (not to exceed the original option expiration date); (B) for any performance-vesting award, the award shall be earned based on actual performance results through the end of the applicable performance period and payable at the time set forth in the award agreement as if employment had not terminated; and (C) for any such award that is determined to be deferred compensation that is subject to the requirements of Section 409A of the Code, settlement of the vested portion of the award shall be accelerated only to the extent permitted by Section 409A of the Code, and to the extent not permitted, settlement shall occur at the time otherwise provided by the award agreement as if employment had not terminated. For the avoidance of any doubt, the provisions of this Section 5(b)(iii) shall supersede the provisions contained in the applicable award agreements, provided that the provisions of the award agreements will control to the extent such provisions are more favorable to the Executive.”

5.       Sections 6(a)(i)(A) and (B) of the Agreement are amended in their entirety as follows:

“(A)       Subject to the signing of the Release by the Executive within 45 days of the receipt of the Release (which shall be provided no later than two business days after the Date of Termination) and not revoking the Release during the seven-day revocation period, the Company shall pay the Executive a lump sum in cash in an amount (the ‘Change in Control Severance Amount’) equal to two times the sum of (I) the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (II) the Executive’s target annual bonus for the current fiscal year (or if higher, the target annual bonus for the fiscal year immediately prior to the Change in Control). The Change in Control Severance Amount shall be paid to the Executive by the 60th day after the later of the date of the Change in Control and the Date of Termination; provided, however, that (x) if the Date of Termination occurs during the three-month period before the Change in Control, the payment under this Section 6(a)(i)(A) shall be reduced by any payments made under Section 5(b)(i) before the date of the Change in Control; and (y) to the extent required to comply with Section 409A of the Code, all or a portion of the payments under this Section 6(a)(i)(A) shall be made on the schedule set forth in Section 5(b)(i) rather than in a lump sum.

(B)       The Company shall pay to the Executive in a cash lump sum by the 60th day after the later of the date of the Change in Control and the Date of Termination, an amount equal to 24 times the excess of (I) the monthly premium payable by former employees for continued coverage under COBRA for the same level of coverage, including dependents, provided to the Executive under the Company’s group health benefit plans in which the Executive participates immediately prior to the Date of Termination over (II) the monthly premium paid by active employees for the same coverage immediately prior to the Notice of Termination.”

6.       Section 6(a)(ii) of the Agreement is amended in its entirety as follows:

“(ii)    Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement:

(A)              All stock options and other stock-based awards held by the Executive that were granted before January 29, 2019 shall immediately accelerate and become fully exercisable or nonforfeitable as of the effective date of such Change in Control. If any such award includes a performance-based vesting condition, vesting shall be based on the greater of assumed target performance or actual performance measured through the date of the Change in Control; and

(B)              All stock options and other stock-based awards held by the Executive that were granted on or after January 29, 2019, (x) if assumed or continued by the successor in the Change in Control (as set forth in Section 15.2.1(b) of the Company’s 2017 Omnibus Incentive Plan, or any similar provision in any successor plan), and the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d) or the Executive terminates his employment for Good Reason as provided in Section 4(e), in either case within 3 months prior to or 12 months after the Change in Control, shall immediately accelerate and become fully exercisable or nonforfeitable upon the later of the Date of Termination or the effective date of the Change in Control, and (y) if not assumed or continued by the successor in the Change in Control, shall become fully vested and exercisable upon the effective date of the Change in Control as provided in Section 6(a)(ii)(A). In that regard, for any such award that includes a performance-based vesting condition, vesting shall be based on the greater of assumed target performance or actual performance measured through the date of accelerated vesting.

For the avoidance of any doubt, the provisions of this Section 6(a)(ii) shall supersede the provisions contained in the applicable award agreements, provided that the provisions of the award agreements will control to the extent such provisions are more favorable to the Executive.”

7.       Section 6(c)(ii) of the Agreement is amended in its entirety as follows:

“the date a majority of the members of the Board is replaced during the longer of (a) any 12-month period or (b) the period covering two consecutive annual meetings of the Company’s stockholders, in either case by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election (other than an endorsement that occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consent by or on behalf of a person other than the Board);”

8.       The following sentence is added to the end of Section 7(c) of the Agreement:

“To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) any reimbursement of an eligible expense shall be paid to the Executive promptly after it is submitted for reimbursement, but in any event on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) any right to reimbursements or in-kind benefits under the Agreement shall not be subject to liquidation or exchange for another benefit.”

9.       Except as set forth herein, the terms of the Agreement are unchanged and remain in full force and effect.

In Witness Whereof, the parties hereby execute this Amendment as of the date first written above.

Anika Therapeutics, Inc.

By:	/s/ Joseph Bower
Name: Joseph L. Bower
Title: Chairman of the Board

Joseph Darling

/s/ Joseph Darling

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